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                                                                    Exhibit 1.01

                                 TERMS AGREEMENT

                                                  May 24, 2005



Citigroup Global Markets Holdings Inc.
388 Greenwich Street
New York, New York 10013

Attention:  Treasurer

Dear Sirs:

         We understand that Citigroup Global Markets Holdings Inc., a New York corporation (the "Company"), proposes to issue and sell $15,500,000 aggregate principal amount of its Stock Market Upturn Notes? (1,550,000 notes) Based Upon the Dow Jones Industrial Average? Due November 29, 2006 (the "Notes"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase 1,550,000 Notes in the principal amount of $15,500,000 at 98.25% of the aggregate principal amount. The Closing Date shall be May 27, 2005 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

           The Notes shall have the following terms:

Title: Stock Market Upturn Notes(SM) Based Upon the Dow Jones Industrial Average(SM) Due November 29, 2006

Maturity:                    November 29, 2006

Maturity Payment:            Holders of the Notes will be entitled to receive at
                             maturity the Maturity Payment (as defined in the Prospectus Supplement dated May 24, 2005 relating to the Notes)

Interest Rate:               Not Applicable

Initial Price To Public:     100% of the principal amount thereof, plus accrued
                             interest from May 27, 2005 to date of payment and

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                                                                    Exhibit 1.01

                             delivery

Redemption Provisions:       The Notes are not redeemable by the Company prior
                             to maturity.

Trustee:                     The Bank of New York

Indenture:                   Indenture, dated as of October 27, 1993, as amended
                             from time to time

         All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. - Debt Securities - Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

         Basic Provisions varied with respect to this Terms Agreement:

(A) All references to "Salomon Smith Barney Holdings Inc." in the Basic Provisions shall refer to the Company.

(B) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriter hereby agree that the Notes will be in the form of Book-Entry Notes and shall be delivered on May 27, 2005 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

(C) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the Notes or any security convertible into or exchangeable for the Notes or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date."

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                                                                    Exhibit 1.01

(D) Paragraph 5(g) of the Basic Provisions shall be amended and restated as follows: "You shall have received on the Closing Date a letter from KPMG LLP covering the matters set forth in Exhibit II hereto, with respect to the Registration Statement and the Prospectus at the time of the Terms Agreement."

         The Underwriter hereby agrees in connection with the underwriting of the Notes to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

         Edward F. Greene, Esq., is counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company.

         Please accept this offer no later than 9:00 p.m. on May 24, 2005, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

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                                                                    Exhibit 1.01

         "We hereby accept your offer, set forth in the Terms Agreement, dated May 24, 2005, to purchase the Notes on the terms set forth therein."

                                     Very truly yours,



                                     CITIGROUP GLOBAL MARKETS INC.


                                     By:    /s/ Ramesh K. Menon
                                        --------------------------------------
                                            Name:  Ramesh K. Menon
                                            Title:  Managing Director

ACCEPTED:

CITIGROUP GLOBAL MARKETS HOLDINGS INC.



By:       /s/ Geoffrey S. Richards
    -------------------------------
   Name:  Geoffrey S. Richards
   Title:  Vice President

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